Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

CELLADON CORPORATION

Krisztina M. Zsebo, Ph.D., hereby certifies that:

ONE: The original name of this corporation is Celladon Corporation and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was February 24, 2012.

TWO: She is the duly elected and acting President and Chief Executive Officer of Celladon Corporation, a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is Celladon Corporation (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Zip Code 19801, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 315,982,396 shares, 172,249,444 shares of which shall be Common Stock (the “Common Stock”) and 143,732,952 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.0001 per share. The par value per share of each series of Preferred Stock shall be as set forth below.

B. 131,594,871 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), par value $0.0001 per share. 12,138,080 of the authorized shares of Preferred Stock are hereby designated “Junior Preferred Stock” (the “Junior Preferred” and collectively with the Series A-1 Preferred, the “Series Preferred”), par value $0.0001 per share. One (1) of the authorized shares of Preferred Stock is hereby designated “Special Voting Preferred Stock” (the “Special Voting Preferred”), par value $1,000.00 per share.

C. Subject to any additional vote required by the holders of any class of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the votes represented by all outstanding shares of capital stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor thereto.

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred and the Special Voting Preferred are as follows:

1. Dividend Rights.

a. Holders of Series A-1 Preferred, in preference to the holders of any other stock of the Company (except Special Voting Preferred, but solely to the extent provided below) (“Junior Stock”), shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of eight percent of the “Series A-1 Original Issue Price” (as defined below) per annum on each outstanding share of Series A-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares). The Original Issue Price of the Series A-1 Preferred shall be $0.449 (the “Series A-1 Original Issue Price”) subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred. Such dividends shall be payable only when, as and if declared by the Board of Directors and shall be non-cumulative. The holder of Special Voting Preferred shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds that are legally available therefor, cash dividends at the rate of five percent of the par value of the Special Voting Preferred per annum on the outstanding share of Special Voting Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such share). Except as set forth in the preceding sentence, the Special Voting Preferred shall not be entitled to receive any dividends.

b. So long as any shares of Series A-1 Preferred shall be outstanding, no dividend, whether in cash or property, shall be paid or declared, nor shall any other distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock of the Company be purchased, redeemed, or otherwise acquired for value by the Company (except for Permitted Acquisitions (as defined below)) until all dividends (set forth in Section 1(a) above) on the Series A-1 Preferred shall have been paid or declared and set apart. In the event dividends are paid on any share of Junior Preferred or Common Stock, an additional dividend shall be paid with respect to all outstanding shares of Series A-1 Preferred in an amount equal per share (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock. The provisions of this Section 1(b) shall not, however, apply to (i) a dividend payable in Common Stock for which an adjustment to the applicable Series A-1 Preferred Conversion Price is made pursuant to Section 5(f) below or (ii) any of the following (collectively, “Permitted Acquisitions”): (A) the acquisition of shares of Junior Stock as approved by the Company’s Board of Directors pursuant to agreements which permit the

Company to repurchase such shares at no greater than cost upon termination of services to the Company or in exercise of the Company’s right of first refusal upon a proposed transfer or (B) any repurchase of any outstanding securities of the Company that is unanimously approved by the Company’s Board of Directors. The holders of the Series A-1 Preferred expressly waive their rights, if any, with regard to any preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law) as they relate to Permitted Acquisitions.

2. Voting Rights.

a. General Rights. Except as otherwise provided herein or as required by law, the Series Preferred and the Special Voting Preferred shall vote together with the Common Stock of the Company and not as a separate class, at any annual or special meeting of stockholders of the Company, and may act by written consent in the same manner as the Common Stock. Each holder of shares of Series Preferred shall be entitled to such number of votes as shall be equal to the whole number of shares of Common Stock into which such holder’s aggregate number of shares of Series Preferred are convertible (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. The holder of the outstanding share of Special Voting Preferred shall be entitled to such number of votes as is equal to the number of votes to which the holder would have been entitled had such holder exchanged all shares of Celladon Europe, B.V., a private limited liability company established under the laws of the Netherlands (“Celladon Europe”) or Exchangeable DRs (as defined in that certain Exchange Agreement, dated on or about the date this Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware (the “Original Filing Date”), by and among the Company and the other parties thereto (as may be amended from time to time, the “Exchange Agreement”)), then held by such holder and such holder’s affiliates (such shares of Celladon Europe or Exchangeable DRs, as the case may be, the “Exchangeable Shares”), for shares of Series A-1 Preferred (or Common Stock if the Exchangeable Shares are then exchangeable for Common Stock) pursuant to the terms of the Exchange Agreement, immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent. So long as the share of Special Voting Preferred remains outstanding, the Special Voting Preferred shall be entitled to vote or provide written consent in all instances where the Series A-1 Preferred or Series Preferred (or Common Stock if at such time all shares of Series A-1 Preferred have previously been converted into shares of Common Stock pursuant to Section 5(m) below) are entitled to vote or provide written consent, and with respect to any required vote or written consent of the holders of a minimum portion of the outstanding Series A-1 Preferred or Series Preferred, (i) the outstanding Series A-1 Preferred or Series Preferred, as applicable, shall be deemed to include all shares of Series A-1 Preferred, if any, then issuable upon exchange of the Exchangeable Shares pursuant to the Exchange Agreement and (ii) the holder of the Special Voting Preferred shall be deemed to hold the number of shares of Series A-1 Preferred then issuable upon exchange of the Exchangeable Shares pursuant to the Exchange Agreement. The Special Voting Preferred shall be cancelled and all voting rights of the Special Voting Preferred shall automatically terminate upon the exchange of any Exchangeable Shares for shares of Series A-1 Preferred (or Common Stock if the Exchangeable Shares are then exchangeable for Common Stock) pursuant to the terms of the Exchange Agreement.

b. Separate Vote of Series A-1 Preferred and Special Voting Preferred. So long as any shares of Series A-1 Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 60% of the outstanding Series A-1 Preferred, voting together as a single class on an as-if-converted to Common Stock basis, shall be necessary for effecting or validating the following actions (whether taken by amendment, merger, consolidation or in any other manner), and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i) Liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Deemed Liquidation Event (as defined in Section 3(d)), or consent to any of the foregoing;

(ii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation);

(iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A-1 Preferred in rights of redemption, liquidation preference, voting or dividends;

(iv) Any increase or decrease (other than by redemption or conversion) in the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(v) Any alteration or change in the voting powers, preferences, or other special rights or privileges, qualifications, limitations, or restrictions of the Series A-1 Preferred so as to affect adversely the shares of such class;

(vi) Reclassify, alter or amend any existing security of the Company that is pari passu with the Series A-1 Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series A-1 Preferred in respect of any such right, preference or privilege;

(vii) Reclassify, alter or amend any existing security of the Company that is junior to the Series A-1 Preferred in respect of the distribution of assets on the liquidation, dissolution or winding up of the Company, the payment of dividends or rights of redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series A-1 Preferred in respect of any such right, preference or privilege;

(viii) Purchase or redeem for value (or permit any subsidiary to purchase or redeem for value) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Company other than (i) redemptions of or dividends or distributions on the Series A-1 Preferred and the Special Voting Preferred as expressly authorized herein, (ii)

dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (iii) Permitted Acquisitions;

(ix) Create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security;

(x) Create, or hold capital stock in, any subsidiary other than Celladon Europe that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company other than pursuant to that certain Amended and Restated Series A-1 and Junior Preferred Stock Purchase Agreement, dated on or about the Original Filing Date, by and among the Company and the other parties thereto (as may be amended from time to time, the “Purchase Agreement”), or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary;

(xi) Any increase or decrease in the authorized number of members of the Company’s Board of Directors;

(xii) Increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan;

(xiii) Acquire a material amount of assets of another entity through a merger, asset purchase or similar transaction;

(xiv) Encumber or grant a security interest in any material asset of the Company; or

(xv) Any change in the nature of the Company’s business.

c. Election of Board of Directors.

(i) The members of the Board of Directors shall be elected as follows:

(a) For so long as any shares of Series A-1 Preferred remain outstanding, the holders of Series A-1 Preferred and Special Voting Preferred, voting together as a single class on an as-if-converted to Common Stock basis with respect to the Series A-1 Preferred, shall be entitled to elect eight (8) members of the Company’s Board of Directors (the “Series A-1 Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors;

(b) the holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the Board of Directors (the “Common Director”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director; and

(c) the holders of Common Stock, Series Preferred and Special Voting Preferred, voting together as a single class on an as-if-converted to Common Stock basis with respect to the Series Preferred, shall be entitled to elect all remaining members of the Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) No person entitled to vote at an election of directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election of directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(iii) Subject to Section 2(c)(i) above, during such time or times that applicable law requires cumulative voting, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to elect such director or directors; provided, however, that unless the entire Board of Directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

(iv) At any time or times that cumulative voting is not required by applicable law and subject to any limitations imposed by law, Section 2(c)(iii) above shall not apply and the Board of Directors or any director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of the class or series of capital stock of the Company entitled to elect such director.

3. Liquidation Rights.

a. Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, including any Deemed Liquidation Event (as defined below),

before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A-1 Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Series A-1 Preferred equal to two (2) times the Series A-1 Original Issue Price plus all declared and unpaid dividends on such share of Series A-1 Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Series A-1 Preferred held by them. If, upon any liquidation, distribution, or winding up or any Deemed Liquidation Event, the assets of the Company shall be insufficient to make payment in full to all holders of Series A-1 Preferred of the liquidation preference set forth in this Section 3(a), then such assets shall be distributed among the holders of Series A-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled under this Section 3(a).

b. After the payment of the full liquidation preference of the Series A-1 Preferred as set forth in Section 3(a) above, but before any distribution or payment shall be made to the holders of Common Stock, the holders of Junior Preferred shall be entitled to be paid out of the assets of the Company an amount per share of Junior Preferred equal to $0.449 (the “Junior Preferred Original Issue Price”) plus all declared and unpaid dividends on such share of Junior Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) for each share of Junior Preferred held by them. If the remaining assets of the Company shall be insufficient to make payment in full to all holders of Junior Preferred of the liquidation preference set forth in this Section 3(b), then such assets shall be distributed among the holders of Junior Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled under this Section 3(b).

c. After the payment of the full liquidation preferences as set forth in Sections 3(a) and 3(b) above, the assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series A-1 Preferred on an as-if-converted to Common Stock basis. The Special Voting Preferred shall not be entitled to participate in any such distribution.

d. Unless the holders of at least 60% of the outstanding Series A-1 Preferred, voting together as a single class elect otherwise, the following events shall be considered a liquidation under this Section 3 (each such event, a “Deemed Liquidation Event”): (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred, but excluding (x) any transaction effected exclusively to change the domicile of the Company or a parent of the Company, (y) any transaction effected solely for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof and (z) a consolidation with a wholly-owned subsidiary of the Company; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company or a license of all or substantially all of the intellectual property of the Company in all or substantially all fields of use.

e. In the event of a Deemed Liquidation Event, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(a) If traded on a securities exchange or The Nasdaq Stock Market (“Nasdaq”), the value shall be based on the formula specified in the definitive agreements for the Deemed Liquidation Event or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange or Nasdaq over a specified time period;

(b) If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Deemed Liquidation Event or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors and derived from the closing bid or sales prices (whichever is applicable) for such securities over a specified time period; and

(c) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 3(e)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

f. In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Company is placed into escrow and/or is payable to the stockholders of the Company subject to contingencies, the definitive agreement relating to the transaction contemplated pursuant to the Deemed Liquidation Event shall provide that (i) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b) and 3(c) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event, and (ii) any additional consideration which becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b) and 3(c) after taking into account the previous payment of the Initial Consideration as part of the same transaction.

4. Redemption.

a. Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A-1 Preferred shall be redeemed by the Company at a price equal to the Series A-1 Original Issue Price per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A-1 Preferred, plus all declared but unpaid dividends thereon (the “Redemption Price”), in three annual installments commencing not more than 60 days following the affirmative election of the holders of at least 60% of the then outstanding shares of Series A-1 Preferred by vote or written consent, at any time on or after January 27, 2017, to redeem all shares of Series A-1 Preferred (the “Redemption Request”). The date of each such installment shall be referred to as a “Redemption Date”. On each Redemption Date, the Company shall redeem, on a pro rata basis in accordance with the number of shares of Series A-1 Preferred owned by each holder, that number of outstanding shares of Series A-1 Preferred determined by dividing (i) the total number of shares of Series A-1 Preferred outstanding immediately prior to such Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies); provided, however, that Excluded Shares (as such term is defined in Section 4(b)) shall not be redeemed and shall be excluded from the calculations set forth in this sentence. If on any Redemption Date Delaware law governing distributions to stockholders prevents the Company from redeeming all shares of Series A-1 Preferred to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

b. The Company shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series A-1 Preferred and Exchangeable Shares not less than 40 days prior to each Redemption Date. Each Redemption Notice shall state: (i) the number of shares of Series A-1 Preferred held by the holder (or the number of shares that the holder would hold if such holder exchanged the Exchangeable Shares) that the Company shall redeem on the Redemption Date specified in the Redemption Notice; (ii) the Redemption Date and the Redemption Price; and (iii) that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A-1 Preferred to be redeemed or, if applicable, that the holder is to exchange any Exchangeable Shares for the shares of Series A-1 Preferred to be redeemed.

If the Company receives, on or prior to the 20th day after the date of delivery of the Redemption Notice to a holder of Series A-1 Preferred or Exchangeable Shares, written notice from such holder that such holder elects to be excluded from the redemption provided in this Section 4, then the shares of Series A-1 Preferred registered on the books of the Company in the name of such holder at the time of the Company’s receipt of such notice and, if applicable, the shares of Series A-1 Preferred issuable upon exchange if Exchangeable Shares held by such holder at the time of the Company’s receipt of such notice, shall thereafter be “Excluded Shares.” Excluded Shares shall not be redeemed or redeemable pursuant to this Section 4, whether on such Redemption Date or thereafter.

c. On or before the applicable Redemption Date, each holder of shares of Series A-1 Preferred to be redeemed on such Redemption Date shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A-1 Preferred represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series A-1 Preferred shall promptly be issued to such holder.

d. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A-1 Preferred to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that the certificates evidencing any of the shares of Series A-1 Preferred so called for redemption shall not have been surrendered, and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

e. Shares of Junior Preferred and the share of Special Voting Preferred shall not be redeemable.

5. Conversion Rights.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

a. Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted pursuant to this Section 5(a) into fully-paid and nonassessable shares of Common Stock at any time. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion pursuant to this Section 5(a) shall be obtained by multiplying the Series Preferred Conversion Rate (as defined below) by the number of shares of Series Preferred being converted.

b. Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (as applicable, the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of the Series Preferred by the applicable “Series Preferred Conversion Price,” calculated as provided in Section 5(c).

c. Conversion Price. The conversion price for the Series Preferred shall initially be the Original Issue Price of such Series Preferred (as applicable, the “Series Preferred Conversion Price”). Each initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the applicable Series Preferred Conversion Price herein shall mean the applicable Series Preferred Conversion Price as so adjusted.

d. Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, or the holder shall notify the Company or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such lost, stolen or destroyed certificates (a “Loss Affidavit”) at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value as determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

e. Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Filing Date effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the applicable Series Preferred, the applicable Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Filing Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the applicable Series Preferred, the applicable Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

f. Adjustment for Common Stock Dividends and Distributions. If the Company at any time or from time to time after the Original Filing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the applicable Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying such Series Preferred Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, such Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter such Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

g. Adjustments for Other Dividends and Distributions. If the Company at any time or from time to time after the Original Filing Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock (other than a Deemed Liquidation Event as defined in Section 3(e) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in each such event provision shall be made so that the holders of the Series Preferred (including holders of Exchangeable Shares to the extent such Exchangeable Shares are exchangeable for Series A-1 Preferred) shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series Preferred or with respect to such other securities by their terms.

h. Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the Original Filing Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a Deemed Liquidation Event as defined in Section 3(e) or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series Preferred (including holders of Exchangeable Shares to the extent such Exchangeable Shares are exchangeable for Series A-1 Preferred) shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

i. Reorganizations, Mergers, Consolidations or Sales of Assets. If at any time or from time to time after the Original Filing Date, there is a capital reorganization of the Common Stock (other than a Deemed Liquidation Event as defined in Section 3(e) or a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provision shall be made so that the holders of the Series Preferred (including holders of Exchangeable Shares to the extent such Exchangeable Shares are exchangeable for Series A-1 Preferred) shall thereafter be entitled to receive upon conversion of the Series Preferred the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred (including holders of Exchangeable Shares to the extent such Exchangeable Shares are exchangeable for Series A-1 Preferred) after the capital reorganization to the end that the provisions of this Section 5

(including adjustment of each applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

j. Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time after the Original Filing Date, the Company issues or sells, or is deemed by the express provisions of this subsection (j) to have issued or sold, Additional Shares of Common Stock (as defined in subsection (j)(iv) below), other than as a dividend or other distribution on any class of stock as provided in Section 5(f) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 5(e) above, for an Effective Price (as defined in subsection (j)(iv) below) less than the then effective applicable Series Preferred Conversion Price, then and in each such case the then effective applicable Series Preferred Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series Preferred Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection (j)(ii)) by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Series Preferred Conversion Price and (ii) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued. For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock actually outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date (assuming the exchange of all Exchangeable Shares pursuant to the Exchange Agreement) and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) For the purpose of making any adjustment required under this Section 5(j), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors and (C) if Additional Shares of Common Stock, Convertible Securities (as defined in subsection (j)(iii) below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iii) For the purpose of the adjustment required under this Section 5(j), if the Company issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) and if the Effective Price of such Additional Shares of Common Stock is less than the applicable Series Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated at such time using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of such Series Preferred Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such Series Preferred Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the applicable Series Preferred Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(iv) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 5(j), whether or not subsequently reacquired or retired by the Company, other than the Excluded Securities. “Excluded Securities” shall mean (1) shares of Common Stock issued upon conversion of the Series Preferred and upon exchange of the Exchangeable Shares or as a stock split or dividend on the Series Preferred for which an adjustment to the applicable Series Preferred Conversion Price is made pursuant to Section 5(e) or 5(f); (2) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights issued after the Original Filing Date to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements, in each instance that are approved by the Board of Directors (including a majority of the Series A-1 Directors); (3) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Filing Date; (4) shares of Common Stock or rights to purchase Common Stock issued or issuable to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board of Directors (including a majority of the Series A-1 Directors); and (5) the share of Special Voting Preferred and the shares of Series A-1 Preferred issued upon exchange of the Exchangeable Shares pursuant to the Exchange Agreement. The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 5(j), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section 5(j), for such Additional Shares of Common Stock.

k. Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the applicable Series Preferred, if such Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of such Series Preferred or any Exchangeable Shares at the holder’s address as shown in the Company’s books or the books of Celladon Europe, as applicable, and no later than 30 days following the effective date of such adjustment or readjustment. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (1) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (2) each Series Preferred Conversion Price in effect at the time, (3) the number of Additional Shares of Common Stock and (4) the type and amount, if any, of other property which at the time would be received upon conversion of each share of Series Preferred.

l. Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any Deemed Liquidation Event or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the

Company with or into any other corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred and Exchangeable Shares at least 20 days prior to the record date or effective date, as applicable, specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Deemed Liquidation Event, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Deemed Liquidation Event, reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

m. Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock based on the then-effective applicable Series Preferred Conversion Rate, at such time (the “Election/IPO Conversion Time”) as (A) may be designated by the holders of at least 60% of the outstanding shares of Series A-1 Preferred, voting as a separate class on an as-if-converted to Common Stock basis, or (B) is immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (after deduction of underwriting commissions and expenses) are at least $50,000,000 and the offering price per share is not less than three times the Series A-1 Original Issue Price. Upon the Election/IPO Conversion Time, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

(ii) Upon the Election/IPO Conversion Time, the outstanding shares of Series Preferred that are subject to automatic conversion as provided above, as applicable, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred or a Loss Affidavit are delivered to the Company or its transfer agent as provided below. Upon the occurrence of such automatic conversion of such Series Preferred, the holders of such Series Preferred shall surrender the certificates (or Loss Affidavit) representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

n. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Board of Directors) on the date of conversion.

o. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred (including any Series A-1 Preferred issuable upon exchange of any outstanding Exchangeable Shares), the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

p. Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company or, in the case of notices to holders of Exchangeable Shares, the address of such holder appearing on the books of Celladon Europe.

q. Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

r. No Dilution or Impairment. Without the consent of the holders of the then outstanding Series A-1 Preferred, as required under Section 2(b), as applicable, the Company shall not amend this Amended and Restated Certificate of Incorporation or participate in any reorganization, transfer of assets, consolidation, merger, Deemed Liquidation Event, dissolution, issue or sale of securities or take any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series Preferred against dilution or other impairment.

s. Special Mandatory Conversion.

(i) Unless the holders of at least 60% of the outstanding shares of Series A-1 Preferred otherwise consent in writing (with notice to the Company) prior to the applicable Commitment Deadline (as defined in the Purchase Agreement) or applicable Funding Deadline (as defined in the Purchase Agreement), as applicable, all shares of Series A-1 Preferred held by any Non-Participating Purchaser (as defined in the Purchase Agreement) on the date of such Commitment Deadline or Funding Deadline, as applicable (including any shares of Series A-1 Preferred issuable upon exchange of any Exchangeable Shares held by any Non-Participating Purchaser), shall automatically, and without any further action on the part of such Non-Participating Purchaser, be converted into Common Stock at a rate of one (1) share of Common Stock for every ten (10) shares of Series A-1 Preferred; provided, that the Company has delivered to such Non-Participating Purchaser written notice of such Milestone Closing (as defined in the Purchase Agreement) as provided for in the Purchase Agreement. Such conversion is referred to as a “Special Mandatory Conversion.”

(ii) Upon a Special Mandatory Conversion, each holder of shares of Series A-1 Preferred converted pursuant to Section 5(s)(i) shall be sent written notice of such Special Mandatory Conversion and the place designated for mandatory conversion of all such shares of Series A-1 Preferred pursuant to this Section 5(s). Upon receipt of such notice, each such holder shall surrender his, her or its certificate or certificates for all such applicable shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series A-1 Preferred converted pursuant to Section 5(s)(i), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Special Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 5(s)(ii). As soon as practicable after the Special Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series A-1 Preferred so converted, the Company shall issue and deliver to such holder, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5(n) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. All converted Series A-1 Preferred shall be retired and cancelled and may not be reissued as shares of such series.

6. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, the Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the Company’s authorized stock.

7. No Preemptive Rights. Stockholders shall have no preemptive rights except as set forth in the Certificate of Incorporation; provided that the Company may grant rights of first refusal to stockholders pursuant to written agreements approved by the Board of Directors of the Company.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent permissible under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancements of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through bylaw provisions, agreements with such persons, or otherwise, in excess of the indemnification and advancement of expenses otherwise permitted by such applicable law. If, after the effective date of this Article, applicable law is amended in a manner which permits a corporation to limit the monetary or other liability of its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or to authorize indemnification of, or advancement of such defense expenses to, its directors or other persons, in any such case to a greater extent than is permitted on such effective date, the references in this Article to “applicable law” shall to that extent be deemed to refer to such applicable law as so amended.

C. Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

VI.

The Company renounces, to the fullest extent permitted by the laws of the State of Delaware, any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Preferred Stock or Exchangeable Shares or any partner, member, director, stockholder, employee, agent or investment adviser of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director or stockholder of the Company for or with respect to any opportunities of which such director or stockholder becomes aware prior to such amendment or repeal.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors of the Company in accordance with the provisions of Sections 242 and 245 of the DGCL.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

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IN WITNESS WHEREOF, Celladon Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 26th day of April, 2012.

/s/ Krisztina M. Zsebo
Krisztina M. Zsebo, Ph.D.
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CELLADON CORPORATION

Celladon Corporation (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:

FIRST: The name of the Company is Celladon Corporation.

SECOND: The date on which the Company’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware was February 24, 2012.

THIRD: the Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation (the “Certificate”) as follows:

1. Section A of Article IV of the Certificate is hereby amended and restated to read in its entirety as follows:

“A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 327,964,577 shares, 180,000,000 shares of which shall be Common Stock (the “Common Stock”) and 147,964,577 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0.0001 per share. The par value per share of each series of Preferred Stock shall be as set forth below.”

2. The first sentence of Section B of Article IV of the Certificate is hereby amended and restated to read in its entirety as follows: “135,826,497 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”), par value $0.0001 per share.”

3. The first sentence of Section D(5)(a) of Article IV of the Certificate is hereby amended and restated to read in its entirety as follows:

“Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted pursuant to this Section 5(a) into fully-paid and nonassessable shares of Common Stock at any time; provided, however, that no shares of Series Preferred shall be converted pursuant to this Section 5(a) during the time period beginning on October 10, 2013 and ending on the earliest of (i) the Maturity Date (as defined below), (ii) immediately following a Qualified Financing (as defined below), or (iii) immediately prior to the occurrence of a Deemed Liquidation Event.

4. Section D(5)(m)(i) of Article IV of the Certificate is hereby amended and restated to read in its entirety as follows:

“(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock based on the then-effective applicable Series Preferred Conversion Rate, at such time (the “Election/IPO Conversion Time”) as (A) may be designated by the holders of at least 60% of the outstanding shares of Series A-1 Preferred, voting as a separate class on an as-if-converted to Common Stock basis, or (B) is immediately prior to the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (after deduction of underwriting commissions and expenses) are at least $50,000,000 (or such lesser amount approved by the Company’s Board of Directors or a duly authorized committee thereof) and the offering price per share is not less than three times the Series A-1 Original Issue Price (or such lesser price per share approved by the Company’s Board of Directors or a duly authorized committee thereof) (a “Qualified IPO”). Upon the Election/IPO Conversion Time, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).”

5. Section (D)(5)(s) of Article IV of the Certificate is hereby amended by deleting subsection (ii) thereof and replacing it with the following new subsections (ii), (iii), (iv) and (v) immediately following Section (D)(5)(s)(i):

“(ii) Special Definitions. For purposes of this Section (D)(5)(s), the following definitions shall apply:

(a) “2013 Note and Warrant Purchase Agreement” shall mean that certain Note and Warrant Purchase Agreement by and among the Company and certain holders of the Series Preferred dated on or about October 11, 2013.

(b) “Affiliate” shall mean, with respect to any specified person or entity, any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person or entity.

(c) “Closing” shall mean the closing of the sale of Notes and warrants under the 2013 Note and Warrant Purchase Agreement.

(d) “Major Holder” shall mean any holder of the Company’s outstanding Preferred Stock that holds, together with its Affiliates, at least 4,000,000 shares of Series Preferred as of October 10, 2013.

(e) “Maturity Date” shall have the meaning set forth in the Notes.

(f) “Minimum Aggregate Qualified Financing Amount” shall have the meaning set forth in the 2013 Note and Warrant Purchase Agreement.

(g) “Minimum Pro Rata B Allocation” shall mean, with respect to each Major Holder, a percentage equal to 20% of such Major Holder’s Pro Rata B Allocation.

(h) “Minimum Qualified Financing Allocation,” shall have the meaning, with respect to each Major Holder, set forth in the 2013 Note and Warrant Purchase Agreement.

(i) “Minimum Qualified Financing Allocation Amount” shall mean, with respect to each Major Holder, a dollar amount determined by multiplying such Major Holder’s Minimum Qualified Financing Allocation by the Minimum Aggregate Qualified Financing Amount.

(j) “Notes” shall mean the convertible promissory notes issued pursuant to the 2013 Note and Warrant Purchase Agreement.

(k) “Pro Rata A Allocation” shall mean, with respect to each Major Holder, a percentage equal to (1) 6/11ths multiplied by the quotient of (2) (i) the total number of shares of Series A-1 Preferred held by such Major Holder divided by (ii) the total number of all shares of Series A-1 Preferred held by all Major Holders.

(l) “Pro Rata B Allocation” shall mean, with respect to each Major Holder, a percentage equal to (1) 5/11ths multiplied by the quotient of (2) (i) the total number of shares of Series Preferred held by such Major Holder divided by (ii) the total number of all shares of Series Preferred held by all Major Holders.

(m) “Qualified Financing” shall have the meaning set forth in the Notes.

(iii)

(a) If a Major Holder, together with one or more of its Affiliates, does not purchase at least 100% of such Major Holder’s Pro Rata A Allocation of $1,000,000 principal amount of Notes at the Closing, then each share of Preferred Stock held by such Major Holder shall automatically, without any further action of such Major Holder, be converted into 1/10th of a share of Common Stock. If a Major Holder, together with one or more of its Affiliates, purchases at least such Major Holder’s Pro Rata A Allocation of $1,000,000 principal amount of Notes at the Closing but fails to purchase a principal amount of Notes at the Closing equal to at least $1,000,000 multiplied by the sum of such Major Holder’s Pro Rata A Allocation and Minimum Pro Rata B Allocation, then each share of Preferred Stock held by such Major Holder shall automatically, without any further action of such Major Holder or the Company, be converted into 4/5th of a share of Common Stock.

(b) If the Company offers to the Major Holders the opportunity to purchase shares of capital stock of the Company in a Qualified Financing (whether directly or through a placement agent or underwriter), the closing of which occurs on or before the Maturity Date, and a Major Holder, together with one or more of its Affiliates, fails to purchase at such Qualified Financing shares of capital stock of the Company having an aggregate purchase price equal to at least 100% of such Major Holder’s Minimum Qualified Financing Allocation Amount, then each share of Preferred Stock held by such Major Holder shall automatically, without any further action of such Major Holder or the Company, be converted into 1/10th of a share of Common Stock.

(iv) Upon a Special Mandatory Conversion or a mandatory conversion pursuant to Section 5(s)(iii) above (each, a “Mandatory Conversion”), each holder of shares of Series Preferred converted pursuant to Section 5(s)(i) or (iii) shall be sent written notice of such Mandatory Conversion and the place designated for mandatory conversion of all applicable shares of Series Preferred pursuant to this Section 5(s). Upon receipt of such notice, each such holder shall surrender his, her or its certificate or certificates for all such applicable shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company at the place designated in such notice. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series Preferred converted pursuant to Section 5(s)(i) or (iii), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the time of the Mandatory Conversion (notwithstanding the failure of the holder or holders thereof to surrender the certificates for such shares at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the next sentence of this Section 5(s)(iv). As soon as practicable after the Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for such Series Preferred so converted, the Company shall issue and deliver to such holder, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5(n) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion. All converted Series Preferred shall be retired and cancelled and may not be reissued as shares of such series.

(v) Notwithstanding anything else to the contrary set forth in this Certificate of Incorporation, the provisions of Sections (D)(5)(s)(ii), (iii) and (v) may not be amended without the affirmative vote or written consent of each Major Holder that purchases a Note pursuant to the 2013 Note and Warrant Purchase Agreement.”

* * * *

FOURTH: The foregoing amendment was duly adopted by the Company’s board of directors pursuant to Section 141 of the DGCL and by the stockholders of the Company pursuant to Section 228 of the DGCL.

[SIGNATURE APPEARS ON NEXT PAGE]

IN WITNESS WHEREOF, Celladon Corporation has caused this Certificate of Amendment to be signed by an authorized officer thereof, this 9th day of October, 2013.

By:	/s/ Krisztina M. Zsebo, Ph.D.
Krisztina M. Zsebo, Ph.D.
President and Chief Executive Officer